SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting under ss. 240.14a-12

                             UNITED FINANCIAL CORP.
                (Name of Registrant as Specified in its Charter)


   ---------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:__________

(2)    Aggregate number of securities to which transaction applies: ____________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):__________________________

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

       [ ]    Fee paid previously with preliminary materials.

       [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid: ________________________

       (2)    Form, Schedule or Registration Statement No.: _______________

       (3)    Filing Party: ________________________

       (4)    Date Filed: ________________________

                                     [LOGO]
                                     UNITED
                                    FINANCIAL
                                      CORP.


                             120 FIRST AVENUE NORTH
                           GREAT FALLS, MONTANA 59401
                                 (406) 727-6106


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 22, 2001

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Financial Corp. (the "Company") will be held at the Heritage Inn, 1700 Fox Farm Road in Great Falls, Montana on May 22, 2001 at 1:00 p.m., Mountain time, for the following purposes:

         1. To elect three Directors of the Company to serve on the Board of Directors until the Annual Meeting of shareholders to be held in 2004 and to elect one Director of the Company to serve on the Board of Directors until the Annual Meeting of shareholders to be held in 2003 or until their successors are duly elected and qualified;

         2. To consider and act upon any other matters that may properly come before the meeting or any adjournments thereof.

         The Board of Directors has selected April 10, 2001 as the record date for the Annual Meeting. Only those shareholders of record at the close of business on that date will be entitled to receive notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

                                        By the Order of the Board of Directors

                                        /s/ John M. Morrison

                                        John M. Morrison
                                        CHAIRMAN OF THE BOARD

April 20, 2001


--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

         This Proxy Statement (the "Proxy Statement") is being furnished to shareholders of United Financial Corp., a Minnesota corporation (the "Company"), in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Heritage Inn, 1700 Fox Farm Road in Great Falls, Montana on May 22, 2001, at 1:00 p.m., Mountain time, and at any adjournment or adjournments thereof. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is April 20, 2001.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; QUORUM

         The Board of Directors of the Company has selected April 10, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A total of 1,605,312 shares of the Company's Common Stock were outstanding as of the close of business on that date. Shareholders will be entitled to cast one vote for each share of the Company's Common Stock held by them at the close of business on the record date on any matter that may be presented at the Annual Meeting for consideration and action by the shareholders. A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the Annual Meeting.

VOTING YOUR SHARES; HOW PROXIES ARE COUNTED

         All valid proxies received in response to the solicitation will be voted in accordance with the instructions indicated thereon by the shareholders giving such proxies. If no contrary instructions are given, each such proxy will be voted in favor of the election of the four Director nominees named in this Proxy Statement, unless and to the extent authority to do so is withheld in the enclosed proxy. Shares voted as "withhold vote for" one or more Director nominees will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the Director nominees with respect to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to the matters voted on at the meeting.

         The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that described herein. If any other business is properly presented at the Annual Meeting and may be properly voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

REVOKING YOUR PROXY

         Any shareholder has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by filing written notice of such revocation to the Secretary of the Company (which notice shall be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person. Proxies solicited by the Company's Board of Directors hereby are for use solely at the Annual Meeting and any adjournment or adjournments thereof.

COST OF SOLICITATION

         The expense of this proxy solicitation will be borne by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person, by telephone, or through other forms of communication. Company personnel who participate in the solicitation will not receive any additional compensation for such solicitation. The Company will request recordholders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such recordholders for their reasonable expenses incurred in doing so.

                      PROPOSAL ONE - ELECTION OF DIRECTORS

         In accordance with the Company's bylaws, the Company's Board of Directors is divided into three classes, each class to have, as nearly as possible, an equal number of members. The members of each class are elected for terms of three years with one of the three classes of Directors to be elected each year.

         J. William Bloemendaal, Elliott L. Dybdal and William L. Madison have been nominated for election to the Company's Board of Directors for three-year terms expiring in 2004. Kevin P. Clark, whose current term also will expire at this Annual Meeting, has been nominated for election to the Company's Board of Directors for a two-year term expiring in 2003. Each of the Director nominees listed below has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If any Director nominee becomes unable to serve, the proxy solicited hereby will be voted for the election of such other person or persons as the Board of Directors shall select.

         The following table sets forth the names of and certain information concerning the Director nominees and continuing members of the Board of Directors of the Company.

                                                                      Positions Currently Held
                                        Director                     With the Company and Its
    Director Nominees           Age       Since      Term                   Subsidiaries
--------------------------------------------------------------------------------------------------
    J. William Bloemendaal      71        1976       2001                    Director

    Elliott L. Dybdal           69        1980       2001                    Director

    William L. Madison          45        1996       2001                    Director

    Kevin P. Clark              45        1998       2001        Senior Vice President, Secretary
                                                                   and Director of the Company,
                                                                   President and Chief Executive
                                                                   Officer of Heritage Bank and
                                                                 Director of Valley Bancorp, Inc.

    Continuing Directors
    --------------------

    Larry D. Albert             50        1998       2002                    Director

    Jerome H. Hentges           59        1998       2002                    Director

    Steve L. Feurt              45        1998       2002       Senior Vice President, Chief Credit
                                                               Officer and Director of the Company
                                                             and Executive Vice President and  Senior
                                                                 Lending Officer of Heritage Bank

    John M. Morrison            64        1998       2003      Chairman and Director of the Company
                                                               and Director of Valley Bancorp, Inc.
                                                                    and Valley Bank of Arizona

    Kurt R. Weise               44        1998       2003     President, Chief Executive Officer and
                                                                  Director of the Company, Chief
                                                               Operating Officer and Vice President
                                                                       of Heritage Bank and
                                                                 Director of Valley Bancorp, Inc.
                                                                    and Valley Bank of Arizona

         DR. BLOEMENDAAL is a physician specializing in orthopaedic surgery. He has practiced medicine since 1961 and has been associated since 1975 with Great Falls Orthopaedic Associates, a five-person group actively practicing orthopaedic surgery. Dr. Bloemendaal currently serves as President of Great Falls Orthopaedic Associates.

         MR. DYBDAL is retired from Talcott Building Company in Great Falls, Montana. Previously he had served as its President and Chief Executive Officer since 1977. He also serves as a director of Talcott Building Company.

         MR. MADISON has served as President/owner of Johnson Madison Lumber Co., Inc., a retail building materials business in Great Falls, Montana, since 1984.

         MR. CLARK has served as Secretary of the Company and President and Chief Executive Officer of Heritage Bank since the merger of Heritage Bancorporation into the Company in 1998 (the "Merger"). Mr. Clark was elected as Senior Vice President of the Company in May 1998. Mr. Clark was elected to the Valley Bank of Arizona board in May 2000. Before the Merger, he served as President, Chief Executive Officer and a director of Heritage Bank since 1994. Mr. Clark served in various capacities with Bank of Montana Systems, a bank holding Company with approximately $800 million in assets ("BMS"), and its subsidiary Bank of Montana from 1985 until the sale of BMS to Norwest Corporation in 1994. Mr. Clark served as President, Chief Executive Officer and a director of Bank of Montana, and Regional Vice President of BMS. He has over 25 years of experience in banking.

         MR. ALBERT has served as President and Chief Executive Officer of Central Bank, located in Stillwater, Minnesota, since 1996. Before joining Central Bank, he served as President of AmeriBank, a community bank with $150 million in assets located in the Minneapolis/St. Paul, Minnesota area. He has over 25 years of experience in banking.

         MR. HENTGES is the President of Central Bank-Eden Prairie, and has been with Central Bank since 1989. Before joining Central Bank, he held various senior management positions in banks such as Firstar Bank Minnesota and Metro Bank Bloomington. He has over 30 years of experience in banking in the Minneapolis/St. Paul, Minnesota area.

         MR. FEURT has served as Chief Credit Officer of the Company and Executive Vice President and Senior Lending Officer of Heritage Bank since the Merger. In May 2000, Mr. Feurt was elected Senior Vice President of the Company. Before the Merger, he served as Senior Vice President, Senior Credit Officer and a director of Heritage Bank since 1994. Mr. Feurt served as Senior Vice President, Senior Credit Officer and a director of BMS and Bank of Montana from 1984 until the sale of BMS to Norwest Corporation in 1994.

         MR. MORRISON has served as Chairman of the Company since the Merger. Mr. Morrison was elected to the Valley Bancorp, Inc. and Valley Bank of Arizona boards in March 1996. Before the Merger, he served as Chairman of Heritage since 1994. Mr. Morrison is the Chief Executive Officer and sole shareholder of Central Bancshares, Inc. ("Central Bancshares"), the parent company of Central Bank, located in Stillwater, Minnesota, which was founded by Mr. Morrison in 1988. He is also the sole shareholder and Chairman of the Board of Directors of Central Financial Services ("CFS"), a bank consulting firm. Mr. Morrison was the Chairman and majority shareholder of BMS prior to its sale to Norwest Corporation. He is involved in various other businesses, and sits on a number of boards including University of St. Thomas, Fairview Corporation, Fairview-University Medical Center and Fairview-University of Minnesota.

         MR. WEISE has served as President, Chief Operating Officer and a director of the Company and Vice President of Heritage Bank since the Merger. Since 1999, Mr. Weise has also served as Chief Executive Officer of the Company. Mr. Weise was elected to the Valley Bancorp, Inc. and Valley Bank of Arizona boards in March 1999. Before the Merger, he served as Vice President, Treasurer and a director of Heritage. Mr. Weise also serves as President of CFS and President of Central Bancshares. He has been involved with the Central Bank group of companies since they were founded in 1988. He was the Chief Financial Officer of BMS until its sale to Norwest Corporation.

         OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES FOR THE TERMS INDICATED.

         The affirmative vote of a majority of the shares of Common Stock present and entitled to vote with respect to the election of Directors is required for the election of the Director nominees to the Board of Directors.

BOARD MEETINGS AND COMMITTEES

         During the year ended December 31, 2000, the Board of Directors of the Company held nine regularly scheduled and special meetings. All Directors attended at least 75% of the meetings of (i) the Board of Directors held during the period for which they served as Directors and (ii) the Board committees of which they served during the periods such persons served on such committees. The Company has an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee.

         The Audit Committee for the year ended December 31, 2000 consisted of Messrs. Dybdal, Madison and Dr. Bloemendaal. The Audit Committee is responsible for annually recommending to the Board of Directors the appointment of the independent auditors as well as reviewing the auditors' independence and performance. The Audit Committee monitors the integrity of the Company's financial reporting process and internal controls, and is responsible for reviewing the quarterly and annual financial statements prior to filing or distribution. The Audit Committee held five meetings during the year ended December 31, 2000.

         The Compensation Committee for the year ended December 31, 2000 consisted of Messrs. Dybdal, Madison, Morrison, Weise, and Dr. Bloemendaal. The Compensation Committee is responsible for setting the compensation and benefits of the Company's executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the shareholders. The Compensation Committee met once during the year ended December 31, 2000.

COMPENSATION OF DIRECTORS

         All Directors of the Company and Heritage Bank receive one $250 fee for each monthly board meeting. In addition, Directors not employed by the Company, or its affiliates, receive a monthly retainer of $250. The Company also reimburses Directors for out-of-pocket expenses incurred in attending monthly board meetings. Mr. Morrison and Mr. Weise, as Directors of Valley Bank of Arizona, receive on $250 fee for each monthly board meeting and are reimbursed for out-of-pocket expenses incurred in attending monthly board meetings. Mr. Morrison, Mr. Weise and Mr. Clark do not receive a Director fee from Valley Bancorp, Inc. All Directors are eligible for awards under the 2000 Long-Term Incentive and Stock Option Plan. See "Executive Compensation and Other Information - Stock Option Plan".

               AUDIT COMMITTEE REPORT AND APPOINTMENT OF AUDITORS

AUDIT COMMITTEE REPORT

         The Audit Committee of the Company's Board of Directors is composed of the following non-employee directors: Messrs. Dybdal, Madison and Dr. Bloemendaal. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Exhibit A. The Audit Committee recommends to the Board of Directors the appointment of the Company's independent accountants. The Board of Directors has appointed KPMG, LLP as the Company's independent auditor for 2001. Representatives of KPMG are expected to be present at the Annual Meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and to issue a report on the Company's financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The Company's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm's independence. The Committee also considered whether non-audit services provided by the independent accountants during the last year were compatible with maintaining the independent accountants' independence.

         Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                        Members of the Audit Committee

                                        J. William Bloemendaal
                                        Elliott L. Dybdal
                                        William L. Madison, Chairman


               ADDITONAL INFORMATION ABOUT OUR INDEPENDENT AUDITOR

AUDIT FEES

         Audit fees billed or expected to be billed to the Company by KPMG, LLP for the audit of the Company's financial statements for the year ended December 31, 2000 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the year 2000 totaled $96,475.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         No fees were billed or are expected to be billed to the Company by KPMG, LLP for services provided during the last year for the design and implementation of financial information systems.

ALL OTHER FEES

         Fees billed or expected to be billed to the Company by KPMG, LLP for all other services, including tax-related services and the issuance of a consent related to the Form S-8 filing, provided during the last year totaled $20,340.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Company's Board of Directors is composed of the following non-employee directors: Messrs. Dybdal, Madison, Morrison and Dr. Bloemendaal. Mr. Weise currently serves as Chairman of the Compensation Committee. The Compensation Committee advises the Chief Executive Officer and the Board of Directors on matters of compensation philosophy and recommends salaries, incentives and other forms of compensation for the Company's Directors, officers and other employees. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in 2000.

COMPENSATION POLICY

         The basic objective of the Compensation Committee is to establish a compensation package appropriate for each officer's scale of responsibility and performance, commensurate with the marketplace compensation for executives of companies of similar size as the Company, and to attract, motivate and retain executives of the necessary caliber. In determining each officer's compensation, the Compensation Committee reviews the compensation of each officer, the individual achievements and performance of each officer and salary recommendations made by the Chief Executive Officer covering all officers (other than the Chief Executive Officer). The specific recommendations reflect the job responsibilities assigned to each officer, the manner in which those duties have been performed, and the prevailing market conditions relative to each position.

BONUS AWARDS FOR 2000

         The Company maintains a bonus plan for its executive officers and other management personnel. Bonuses payable under the plan are based on return on assets, asset quality and the overall growth and performance of the Company's subsidiary banks. In early 2001, the Compensation Committee approved bonuses for executive officers and certain other employees for recognition of established objectives during 2000.

LONG-TERM INCENTIVE COMPENSATION

         Long-term incentives are provided through the grant of stock options. The grants are designed to align the interest of each executive officer with those of our shareholders and provide each individual with an incentive to seek the same objectives as shareholders, to retain executives through vesting and to lower the overall cash cost of compensation. In general, option grants are viewed as incentives for future performance and not as compensation for past accomplishments. In determining the number of shares subject to stock option grants, the Board of Directors takes into consideration the job responsibilities, experience and contributions of the individual as well as the recommendations of the Chief Executive Officer. The options vest over a period of four years and are generally not exercisable for at least one year after the date of grant. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a ten-year period of time. Executive officers receive gains from stock options only to the extent that the fair market value of the stock has increased since the date of the option grant.

CHAIRMAN AND CEO COMPENSATION

         Mr. Morrison does not receive direct compensation for his services as the Company's Chairman of the Board. He is compensated for his services as an officer of the Company through CFS and as a Director through the Director's fees received. Mr. Weise does not receive direct compensation for his services as the Company's Chief Executive Officer. See "Executive Compensation and Other Information - Certain Relationships and Related Transactions Between Management and the Company."

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

         As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Committee believes that options granted under the Company's Stock Option Plan will meet the requirements for qualifying as performance-based.

         Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2000 and is not anticipated to affect the deductibility of such compensation expected to be paid in the foreseeable future. The Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

                                        Members of the Compensation Committee

                                        J. William Bloemendaal
                                        Elliott L. Dybdal
                                        William L. Madison
                                        John M. Morrison
                                        Kurt R. Weise, Chairman

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

       The following table shows the cash and non cash compensation paid by the Company during the past three years, to its Chief Executive Officers and each executive officer who received cash compensation from the Company during the year ended December 31, 2000 exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                            ANNUAL COMPENSATION      COMPENSATION AWARDS
           NAME AND                      ------------------------   ----------------------   ALL OTHER
     PRINCIPAL POSITIONS        YEAR       SALARY         BONUS      NUMBER OF OPTIONS(2)  COMPENSATION
-------------------------------------------------------------------------------------------------------
John M. Morrison                2000     (1)            -            5,000                 -
  Chairman of the Board         1999     (1)            -            -                     -
  and Director                  1998     (1)            -            -                     -

Kurt R. Weise                   2000     (1)            -            4,000                 -
  President, Chief Executive    1999     (1)            -            -                     -
  Officer and Director          1998     (1)            -            -                     -

Kevin P. Clark                  2000     $110,250       $33,000      3,500                 $14,800(3)
  Senior Vice President,        1999     $105,000       $35,000      -                      $8,400(3)
  Secretary and Director        1998     $100,000       $16,100      -                      $8,100(3)

Steve L. Feurt                  2000     $105,700       $28,000      3,500                 $11,000(4)
  Senior Vice President,        1999      $89,250       $29,750      -                      $6,000(4)
  Chief Credit Officer and      1998      $85,000       $10,860      -                      $4,290(4)
  Director

Bruce K. Weldele (5)            2000     -              -            -                     -
  Chairman of the Board,        1999     -              -            -                     -
  President, Chief Executive    1998      $45,500       -            -                      $7,500(6)
  Officer and Director

----------------------
(1) Mr. Morrison and Mr. Weise do not receive direct compensation for their services as the Company's Chairman of the Board and Chief Executive Officer, respectively. Each is compensated for services as a Director through the Directors' fees received and for services as an officer of the Company through CFS. See "Proposal One - Election of Directors - Compensation of Directors" and "Executive Compensation and Other Information - Certain Relationships and Related Transactions Between Management and the Company".

(2) Represents options granted pursuant to the Company's Stock Option Plan, subject to a pro rata vesting over a four year period with the first 25% installment vesting on May 23, 2001.

(3) Includes the Company's contributions on behalf of such officer to the Company's 401(k) Thrift Retirement Plan (the "401(k) Plan") of $6,300, $5,100 and $4,800 in 2000, 1999 and 1998, respectively, and contributions to a deferred compensation plan of $8,500 in 2000 and $3,300 in both 1999 and 1998.

(4) Includes the Company's contributions on behalf of such officer to the 401(k) Plan of $6,000, $5,000 and $4,290 in 2000, 1999 and 1998,
         respectively, and contributions to a deferred compensation plan of $5,000 in 2000 and $1,000 in 2000 and 1999, respectively.

(5)      Mr. Weldele retired on March 6, 1998 in connection with the Merger.

(6) Represents the Company's or its subsidiaries' contributions on behalf of such officer to the 401(k) Plan.

         STOCK APPRECIATION RIGHTS PROGRAM. In July 1998, the Company adopted a stock appreciation rights ("SARs") plan. The plan was a cash bonus program tied to the price movement of the Common Stock. During July 1998, the Company awarded 26,500 shares under the plan at a strike price of $28.06. As of December 31, 1999, 800 shares had been forfeited. The Company awarded an additional 2,400 shares during January 1999 at a strike price of $23.03. Each award had a three-year vesting period. As of December 31, 1999, no liability under the plan was necessary. During 2000, the Board of Directors rescinded the SARs plan and at December 31, 2000 no rights were outstanding.

         STOCK OPTION PLAN. The Company's 2000 Long-Term Incentive and Stock Option Plan (the "Plan") was adopted by the Company's Board of Directors on January 25, 2000 and approved by the Company's shareholders at the Annual Meeting held on May 23, 2000. The purpose of the Plan is to aid in attracting and retaining employees, management, other personnel and non-employee directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company's business and to afford them an opportunity to acquire a proprietary interest in the Company.

         The Plan provides for a maximum of 120,000 shares of the Company's Common Stock for issuance under options or other awards subject to adjustment in certain circumstances. In May 2000, the Board of Directors granted options to acquire 31,800 shares of Common Stock.

         The following table contains information concerning the grant of stock options under the Plan during 2000 to each of the executive officers named in the Summary Compensation Table.

                          STOCK OPTIONS GRANTED IN 2000

                               INDIVIDUAL GRANTS                                  POTENTIAL REALIZABLE
------------------------------------------------------------------------------      VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF
                     NUMBER OF                                                        STOCK PRICE
                     SECURITIES                                                     APPRECIATION FOR
                     UNDERLYING     PERCENT OF TOTAL                                  OPTION TERM
                     OPTIONS        OPTIONS GRANTED     EXERCISE   EXPIRATION    ---------------------
NAME                 GRANTED(1)     IN 2000(2)            PRICE       DATE         5%           10%
----                 ----------     ----------            -----       ----         --           ---
Kevin P. Clark       3,500          11.0%               $14.875     5/23/10      $32,700      $ 82,900
Steve L. Feurt       3,500          11.0%               $14.875     5/23/10      $32,700      $ 82,900
John M. Morrison     5,000          15.7%               $16.3625    5/23/10      $39,300      $111,000
Kurt R. Weise        4,000          12.6%               $14.875     5/23/10      $37,400      $ 94,800

----------------
(1) Each option represents the right to purchase one share of the Company's Common Stock, subject to pro rata vesting over a four year period with the first 25% installment vesting on May 23, 2001.

(2) In 2000, the Board of Directors granted options to purchase an aggregate of 31,800 shares of Common Stock.

         The following table sets forth information concerning the exercise of options during 2000 and unexercised options held as of December 31, 2000 for each of the executive officers named in the Summary Compensation Table.

         AGGREGATED OPTIONS EXERCISES IN 2000 AND YEAR END OPTION VALUES

                                                       NUMBER OF
                                                 SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                   SHARES                            AT YEAR END(#)               AT YEAR END($)
                   ACQUIRED ON   VALUE               --------------               --------------
NAME               EXERCISE(#)   REALIZED($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----               -----------   -----------  -----------   -------------   -----------  -------------
Kevin P. Clark          -            -             -            3,500           -          $3,250(1)
Steve L. Feurt          -            -             -            3,500           -          $3,250(1)
John M. Morrison        -            -             -            5,000           -          $  -  (2)
Kurt R. Weise           -            -             -            4,000           -          $3,700(1)

--------------------
(1) The exercise price on the option grant date was $14.875. The price of the Common Stock at December 31, 2000 was $15.8055.

(2)      The exercise price on the option grant date was $16.3625.

         DEFERRED COMPENSATION PLANS. The Company has a deferred compensation agreement with Kevin P. Clark that provides for pre-determined periodic payments over 15 years upon retirement or death. In the event of acquisition of the Company by a third party, disability or early retirement, the pre-determined payments are based on years of service. Amounts expensed under this agreement were approximately $8,500 during the year ended December 31, 2000.

         In October 1999, the Company adopted a supplemental retirement agreement with Steve L. Feurt that provides for benefits upon retirement, disability or death. The plan vests 10% for every plan year of employment and 100% after 10 plan years. Vesting is considered 100% upon determination of full or partial disability, death or change of control, with payment made in a lump sum within 60 days. The amount expensed under this agreement was approximately $5,000 for the year ended December 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Dybdal, Madison, Morrison, Weise and Dr. Bloemendaal currently serve on the Company's Compensation Committee. None of these individuals has at any time been an officer or employee of the Company with the exception of Mr. Weise who serves as President and Chief Executive Officer of the Company and Vice President of Heritage Bank. No interlocking relationship exists between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

         Heritage Bank, a wholly owned subsidiary of the Company, has made the following loans which exceed $60,000 to members of the Compensation Committee, or their related businesses, in the ordinary course of business. Federal regulations require that all loans or extensions of credit to executive officers and Directors of the Company and its Subsidiaries must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other nonaffiliated persons and must not involve more than the normal risk of repayment or present other unfavorable features.

                                         LARGEST AGGREGATE
                        NATURE OF        AMOUNT FOR THE YEAR        BALANCE AT         NOTE RATE AT
NAME                  INDEBTEDNESS     ENDED DECEMBER 31, 2000   DECEMBER 31, 2000   DECEMBER 31, 2000
----                  ------------     -----------------------   -----------------   -----------------
Johnson Madison     General Business
Lumber Co.          Line of Credit           $2,270.000              $935,000              10.50%
  Mr. Madison,
    Owner           Equipment                $  489,223              $420,496              10.50%
                    Line of Credit

Other Related       Commercial               $  758,874              $660,081           7.95%, 8.00%
Businesses          Real Estate                                                          and 8.75%
  Mr. Madison,      Loans
    Owner

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS BETWEEN MANAGEMENT AND THE
COMPANY

         The Company has a wholly owned subsidiary, Heritage Bank, and an indirect owned subsidiary, Valley Bank of Arizona. Heritage Bank has made and may in the future make mortgage and consumer loans to the Company's Directors and executive officers in accordance with applicable federal and State of Montana statutes and regulations. These loans are currently made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons and, in the judgment of management, do not involve more than the normal risk of collectibility or present other unfavorable features. Heritage Bank has made the following loans which exceed $60,000 to Directors and executive officers.

                                         LARGEST AGGREGATE
                       NATURE OF        AMOUNT FOR THE YEAR         BALANCE AT          NOTE RATE AT
NAME                  INDEBTEDNESS    ENDED DECEMBER 31, 2000    DECEMBER 31, 2000    DECEMBER 31, 2000
----                  ------------    -----------------------    -----------------    -----------------
Mr. Feurt,        Residential                 $ 84,715                $ 83,694              7.00%
  Director        Real Estate Loan

Mr. Feurt,        Installment                 $ 22,588                $      -                NA
  Director        Loan, automobile

Mr. Feurt,        Home Equity                 $ 29,138                $ 26,945              8.50%
  Director        Loan

Mr. Feurt,        Installment                 $ 28,107                $ 19,269          6.50%, 7.95%,
  Director (1)    Loans, automobiles                                                   8.50% and 9.25%

-----------------
(1)      Includes various installment loans to Mr. Feurt's two children.

         Valley Bank of Arizona has not had loans outstanding with the Company's Directors and executive officers since the beginning of the year 2000. If such loans are made in the future they will be made in accordance with applicable federal and State of Arizona statutes and regulations.

         CFS, of which John M. Morrison is the sole shareholder and Chairman of the Board of Directors, and Kurt R. Weise is the President, provides to the Company and Heritage Bank, various management services, including accounting and tax services, investment consulting, personnel consulting, insurance advisory services and regulatory consulting. Fees for these services totaled approximately $348,000 for the year ending December 31, 2000. Messrs. Morrison and Weise are compensated for their services as officers of the Company through the fees paid to CFS.

         Central Bank, of which Larry D. Albert is a President and Chief Executive Officer and Jerome H. Hentges is a President, sold loan participations to Heritage Bank and Valley Bank of Arizona in the aggregate original principal amount of $150,000 and $0, respectively, for the year ended December 31, 2000 and is expected to continue to sell loan participations to Heritage Bank and Valley Bank of Arizona. Mr. Morrison is the sole shareholder and Chief Executive Officer, and Mr. Weise is the President of Central Bancshares, the parent of Central Bank.

         Heritage Bank, of which Mr. Clark is President and Chief Executive Officer, sold loan participants to Valley Bank of Arizona in the aggregate original principal amount of $301,000 for the year ended December 31, 2000 and may continue to sell loan participations to Valley Bank of Arizona.

         Valley Bank of Arizona, of which Messrs. Morrison and Weise are Directors, sold loan participations to Heritage Bank in the aggregate original principal amount of $720,000 for the year ended December 31, 2000 and may continue to sell loan participations to Heritage Bank.

         Each of the loan participation sales noted in the previous paragraphs have been, and, in the future will be, sold on substantially the same terms as loan participations are sold to nonaffiliated persons.

                SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The only non-management persons known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock as of March 31, 2001 are as follows:

                                        NUMBER OF SHARES      PERCENT OF SHARES
            NAME AND ADDRESS           BENEFICIALLY OWNED        OUTSTANDING
            ----------------           ------------------        -----------

    Eighteen Seventy Financial Inc.    119,900 shares(1)            7.26%
    Two Manhattanville Road
    Purchase, New York  10577

---------------------
(1) As reported by schedule 13D dated August 30, 1996 filed by Eighteen Seventy Financial Inc. and its parent corporation, Eighteen Seventy Corporation.

                       SECURITIES OWNERSHIP OF MANAGEMENT

         The following table sets forth information as of February 28, 2001 concerning the shares of Company's Common Stock beneficially owned by each Director, by each Director nominee, by the executive officers named in the Summary Compensation Table above and by all Directors and executive officers of the Company as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock indicated.

                                           NUMBER OF SHARES   PERCENT OF SHARES
          NAME                            BENEFICIALLY OWNED     OUTSTANDING
          ----                            ------------------     -----------

          John M. Morrison                    509,197(1)              31.5%
          Kurt R. Weise                        34,400(2)               2.2
          J. William Bloemendaal               30,000(3)               1.9
          Kevin P. Clark                       28,601(4)               1.8
          Steve L. Feurt                       25,625(5)               1.6
          Elliott L. Dybdal                    21,750                  1.4
          William L. Madison                    1,700                  *
          Larry D. Albert                         500                  *
          Jerome Hentges                        1,300                  *

          All Directors and executive
          officers as a group (9 persons)     653,073                 40.4

-------------------------
*        Less than 1%.

(1) Includes 63,000 shares held by Central Bancshares of which Mr. Morrison is the sole shareholder, 19,570 shares held by CFS of which Mr. Morrison is the sole shareholder and Chairman of the Board of Directors, 19,570 shares held in a trust for the benefit of one of Mr. Morrison's daughters of which Mr. Morrison's spouse, Susan Morrison, is the trustee, and 13,400 and 1,300 shares, respectively, held in the Individual Retirement Accounts ("IRAs") of John Morrison and Susan Morrison.

(2) Includes 2,000 shares held by Mr. Weise in an IRA and 900 shares held by Mr. Weise's spouse.

(3) Includes 4,100 shares held by Dr. Bloemendaal in an IRA and 10,000 shares held by Great Falls Orthopaedic Associates Profit Sharing and Pension Plans of which Dr. Bloemendaal is trustee. Voting and investment power of 15,900 of such shares are shared with Dr. Bloemendaal's spouse with whom shares are held jointly.

(4) Includes 2,050 shares held by Mr. Clark in an IRAccount, 800 shares in a 401(k) Thrift Retirement Plan and 1,800 shares held in the name of his children, for whom Mr. Clark is custodian.

(5) Includes 4,975 shares held by Mr. Feurt in an IRA and 3,050 shares in a 401(k) Thrift Retirement Plan.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and Directors, the Company believes that during 2000 all Directors and executive officers of the company complied with their Section 16(a) filing requirements.

                        STOCK PRICE PERFORMANCE GRAPH(1)

         The graph below compares cumulative total shareholder return of the Company, the Standard & Poor's ("S & P") 500 Index and the SNL Thrift Index. Total returns assume a $100 investment on December 31, 1995 and are based on reinvestment of all dividends.


                            TOTAL RETURN PERFORMANCE

                               [PLOT POINTS CHART]

                                                PERIOD ENDING
                        -----------------------------------------------------------------
INDEX                   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/2000
-----------------------------------------------------------------------------------------
United Financial Corp.    100.00     115.49     164.37     143.29     128.34       117.43

S&P 500                   100.00     122.86     163.86     210.64     254.97       231.74

SNL Thrift Index          100.00     130.30     221.71     195.00     159.29       254.35


(1) The years 1995 and 1996 of the Stock Performance Graph incorporate the performance of United Savings Bank prior to the formation of the Company.

                              SHAREHOLDER PROPOSALS

         Any shareholder wishing to include a proposal in the Company's Proxy Statement for its 2002 Annual Meeting of Shareholders must submit such proposal for consideration in writing to the Secretary of the Company at the address indicated on the first page of this Proxy Statement no later than December 19, 2001. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

         Management may use discretionary authority to vote against any shareholder proposal presented at the Company's 2002 Annual Meeting of Shareholders if: (1) such proposal has been properly omitted from the Company's proxy materials under federal securities law, (2) notice of such proposal was not submitted to the Secretary of the Company at the address indicated on the first page of this Proxy Statement by March 1, 2002 or (3) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of the Company's Common Stock required to carry the proposal.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission, for the year ended December 31, 2000, an Annual Report on Form 10-K, together with applicable financial statements and schedules thereto. THE COMPANY WILL FURNISH, WITHOUT CHARGE, UPON WRITTEN REQUEST OF ANY SHAREHOLDER WHO REPRESENTS IN HIS REQUEST THAT HE WAS THE BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK ON APRIL 10, 2001, A COPY OF THE ANNUAL REPORT ON FORM 10-K. Requests should be directed to: Paula J. Delaney C.P.A., CFO, United Financial Corp., P.O. Box 2779, Great Falls, Montana 59403.

         YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

                                        By the Order of the Board of Directors

                                        /s/ John M. Morrison

                                        JOHN M. MORRISON
                                        CHAIRMAN OF THE BOARD

April 20, 2001

                                                                       Exhibit A


                             UNITED FINANCIAL CORP.

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS



I.    AUDIT COMMITTEE PURPOSE

            The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

                  * Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

                  * Monitor the independence and performance of the Company's independent auditors and internal auditing department.(1)

                  * Provide an avenue of communication among the independent auditors, management, the internal auditors, and the Board of Directors.

            The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.   AUDIT COMMITTEE COMPOSITION AND MEETINGS

            Audit Committee members shall meet the requirements of the NASD Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental statements, and at least one member of the Committee shall have accounting or related financial management expertise and expertise regarding the regulatory requirements of the Company's industry.

            Audit Committee members shall be appointed by the Board. on recommendation of the Nominating Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

            The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the internal auditors, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.


--------------------
(1) This function is out-sourced to an independent public accounting firm.

III.  AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

            Review Procedures

            1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

            2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

            3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditors together with management's responses.

            4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

            Independent Auditors

            5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

            6. Approve the fees and other significant compensation to be paid to the independent auditors.

            7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

            8. Review the independent auditors engagement letter - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

            9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

            10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

            11. Discuss with management and the independent auditors the quality of the accounting principles and underlying estimates used in the preparation of the Company's financial statements.

            12. Discuss with the independent auditors the clarity of the financial disclosure practices used or proposed by the Company.

            13. Inquire as to the independent auditors' views about whether management's choices of accounting principles appear reasonable from the perspective of income, asset and liability recognition, and whether those principles are common practices or are minority practices.

            Internal Audit Department and Legal Compliance

            14. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit function, as needed.

            15. Review the appointment, performance, and replacement of the independent public accounting firm performing the internal audit function.

            16. Review significant reports prepared by the internal auditors together with management's response and follow-up to these reports.

            17. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

            18. Review all reports concerning any significant fraud or regulatory noncompliance that occurs at the Company. This review should include consideration of the internal controls that should be strengthened to reduce the risk of a similar event in the future.

            Other Audit Committee Responsibilities

            19. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

            20. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

            21. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

            Other Optional Charter Disclosures

            22. Establish, review, and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

            23. Periodically perform self-assessment of audit committee performance.

            24. Review financial and accounting personnel succession planning within the company.

            25. Annually review policies and procedures as well as audit results associated with directors' and officers expense accounts and perquisites. Annually review a summary of director and officers' related party transactions and potential conflicts of interest.

                             UNITED FINANCIAL CORP.

             REVOCABLE PROXY FOR 2001 ANNUAL MEETING OF SHAREHOLDERS
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 20, 2001, hereby appoints Kurt R. Weise and Kevin P. Clark (each with the power to act alone and with the power of substitution and revocation) to vote all shares of Common Stock of United Financial Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held at the Heritage Inn, 1700 Fox Farm Road in Great Falls, Montana on May 22, 2001 at 1:00 p.m., Mountain time, and at any and all adjournments thereof, as follows.

1. Election of directors for all nominees listed below (except as marked to the contrary):

                       [ ] FOR                  [ ] WITHHELD

     TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, PLACE A LINE THROUGH THE NOMINEE'S NAME BELOW:

       J. WILLIAM BLOEMENDAAL,   ELLIOTT L. DYBDAL,   WILLIAM L. MADISON,
                                  KEVIN P. CLARK

     The Board of Directors recommends a vote "FOR" proposition 1.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS
                 PROXY WILL BE VOTED FOR THE PROPOSITION STATED.

        (CONTINUED, AND TO BE COMPLETED AND SIGNED, ON THE REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

     This proxy may be revoked by filing a subsequently dated proxy or by notifying the Secretary of United Financial Corp. of your decision to revoke this proxy, either in person at the Annual Meeting or in writing.

     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


                                        Date: ____________________________, 2001


                                        ________________________________________
                                                       Signature

                                        ________________________________________
                                               Signature if jointly held


                PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY